Exhibit 12-A


                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                  (in millions)


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

                               Three Months                                    For the Years Ended December 31
                           -----------------------        ---------------------------------------------------------------------
                               2001             2000            2000            1999         1998        1997         1996
                           ------------    -------------     ---------        --------     --------    --------     ---------
                            (Unaudited)     (Unaudited)

Earnings
   Income before income taxes   $    625.7   $    577.1     $   2,495.0   $   2,103.8    $  1,812.2   $   1,806.0    $  2,240.2
   Less equity in net income of
     affiliated companies             (0.1)        20.5            22.0          24.9           2.3           1.0          55.3
   Fixed charges                   2,435.1      2,076.8         9,001.6       7,219.3       6,936.8       6,294.4       6,257.9
                                -----------  ----------     -----------    ----------     ---------   -----------    ----------
   Earnings before fixed
     charges                    $  3,060.9   $  2,633.4     $  11,474.6   $   9,298.2    $  8,746.7   $   8,099.4    $  8,442.8
                                ==========   ==========     ===========   ===========    ==========   ===========    ==========

Fixed Charges
   Interest expense             $  2,426.0   $  2,069.7     $   8,970.1   $   7,193.4    $   6,910.4  $   6,268.2    $  6,235.7
   Rents                               9.1          7.1            31.5          25.9           26.4         26.2          22.2
                                ----------   ----------     -----------   -----------    -----------  -----------    ----------
   Total fixed charges          $  2,435.1   $  2,076.8     $   9,001.6   $   7,219.3    $   6,936.8  $   6,294.4    $  6,257.9
                                ==========   ==========     ===========   ===========    ===========  ===========    ==========
   Ratio of earnings to fixed
     charges                           1.3          1.3             1.3           1.3           1.3           1.3           1.3
                               ===========   ===========    ============   ===========   ===========   ===========   ===========


For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).

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